The Board of Directors
Sento Technical Innovations Corporation:

We consent to incorporation be reference in the Registration Statement on Form S-8 of Sento Technical Innovations Corporation (formerly Spire International Corp.) of our report dated June 21, 1996, relating to the consolidated balance sheets of Spire International Corp. and subsidiaries as of April 30, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended, which report appears in the April 30, 1996 form 10-KSB of Spire International Corp.


                                                    KPMG Peat Marwick LLP

Salt Lake City, Utah
September 24, 1996